                                                                      Exhibit 11

                       COMPUTATION OF PER SHARE EARNINGS

         The table below presents information necessary for the computation of loss per share of the Common Stock, on both a primary and fully diluted basis, for the three months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994.

                                           Three Months Ended Sept. 30,               Year Ended December 31,
                                           ----------------------------     ----------------------------------------
                                                1997           1996            1996           1995        1994
                                                ----           ----            ----           ----        ----
     Net loss applicable to shares of
       Common Stock and Common
       Stock equivalents                           $-0-           $-0-            $-0-           $-0-          $-0-

     Average number of shares of
       Common Stock outstanding              16,377,951     16,377,951      16,377,951     16,377,951    16,377,951
     Common Stock equivalents                    --             --              --             --            --
                                               ------       ----------      ----------     ----------    ----------
     Total shares of Common Stock and
       Common Stock equivalents
                                             16,377,951     16,377,951      16,377,951     16,377,951    16,377,951
                                             ==========     ==========      ==========     ==========    ==========
     Primary and fully diluted loss
       per share of Common Stock                   $-0-           $-0-            $-0-           $-0-          $-0-

         Common Stock equivalents are considered anti-dilutive because of the net losses incurred by the Company.